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                                                                     Exhibit 8.1

                                [S&A Letterhead]



                                 June 18, 1997


Metromail Corporation
360 East 22nd Street
Lombard, Illinois  60148

Ladies and Gentlemen:

          We refer to the Agreement and Plan of Merger dated as of May 17, 1997 (the "Agreement") among Metromail Corporation, a Delaware corporation ("Parent"), MML Merging Company, a Colorado corporation and a direct wholly-owned subsidiary of Parent ("Mergerco"), and Atlantes Corporation, a Colorado corporation (the "Company"), which provides for the merger (the "Merger") of Mergerco with and into the Company on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms not defined herein have the meanings specified in the Agreement.

          As provided in the Agreement, at the Effective Time, by reason of the
Merger: (i) all outstanding shares of Company Common Stock then held in the treasury of the Company will be canceled, and no capital stock of Parent, cash or other consideration will be delivered in exchange therefor; (ii) each then outstanding share of capital stock of Mergerco will be converted into one fully paid and nonassessable share of Common Stock, no par value per share, of the Company, as the Surviving Corporation; and (iii) subject to the right of holders of Company Common Stock to dissent from the Merger, each then outstanding share of Company Common Stock, each then outstanding Company Warrant, and each then outstanding Company Stock Option will be converted into a specified number of shares of Parent Common Stock (or, if elected by a holder thereof and subject to certain limitations, into a specified amount of cash) plus additional shares of Parent Common Stock on a deferred, contingent basis, all as more fully set forth in the Agreement. Cash will be paid in lieu of fractional shares of Parent Common Stock.

          Under Section 2.4 of the Agreement, the number of shares of Company Common Stock to be converted in the Merger into the right to receive cash is subject to a limitation that depends, in part, on an amount Parent estimates to be payable to holders of Dissenting Shares. For purposes of this opinion we have assumed, with your consent, that Parent's estimate of the amount to be payable to holders of Dissenting Shares will equal the amount actually required to be so paid.

          For purposes of this opinion we have also assumed, with your consent, as follows:
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          1. There is no plan or intention on the part of the shareholders of the Company to sell, exchange or otherwise dispose of a number of shares of Parent Common Stock (including, without limitation, Contingent Shares) to be received in the Merger in exchange for Company Common Stock that would reduce the Company shareholders' ownership of Parent Common Stock so received (or to be received) to a number of shares having a value, excluding the value of Parent Common Stock treated as having been received as interest, as of the Effective Time, of less than 50% of the value of all of the formerly outstanding shares of Company Common Stock outstanding immediately prior to the Effective Time. For the purposes of the preceding sentence, (i) all shares of Company Common Stock which are to be (a) exchanged for cash or other property as a part of the Merger, (b) surrendered by Company shareholders exercising dissenters' rights or (c) exchanged for cash in lieu of fractional shares of Parent Common Stock are, in each case, treated as outstanding shares of Company Common Stock immediately prior to the Effective Time. Furthermore, all shares of Company Common Stock held by Company shareholders and all shares of Parent Common Stock (including, without limitation, Contingent Shares) which are to be received by holders of Company Common Stock in the Merger that, as to all such shares, have been or will be sold, redeemed or disposed of, either prior or subsequent to the Effective Time pursuant to any overall plan of which the Merger is a part, will be considered for purposes of the first sentence of this paragraph 1. Notwithstanding the foregoing, CVM Equity Fund III, Ltd., CVM Equity Fund IV, Ltd., LM Partnership II, CBJ Partnership, LLGM Partnership and Wolf Venture I, LLC, each of which is a partnership for federal income tax purposes and a holder of Company Common Stock, plans to distribute the shares of Parent Common Stock received in the Merger to its partners in accordance with their interests in each such partnership. For purposes of this paragraph 1, the partners of each such partnership will be treated as holders of Company Common Stock prior to the Effective Time and of Parent Common Stock thereafter (by reason of holding an indirect interest in such Stock through such a partnership or by reason of holding a direct interest in Parent Common Stock upon any such distribution).

          2. There is no plan or intention on the part of those holding Company Warrants to sell, exchange or otherwise dispose of a number of shares of Parent Common Stock (including, without limitation, Contingent Shares) to be received in the Merger in exchange for Company Warrants that would reduce the Company Warrant holders' ownership of Parent Common Stock so received (or to be received) to a number of shares having a value, excluding the value of Parent Common Stock treated as having been received as interest, as of the Effective Time, of less than 50% of the value of all of the formerly outstanding Company Warrants immediately prior to the Effective Time. For the purposes of the preceding sentence all Company Warrants which are to be exchanged for cash or other property as a part of the Merger, or exchanged for cash in lieu of fractional shares of Parent Common Stock, are treated as outstanding Company Warrants immediately prior to the Effective Time. Furthermore, all Company Warrants, and all shares of Parent Common Stock (including, without limitation, Contingent Shares) which are to be received in exchange for Company Warrants in the Merger, that, as to all such Company Warrants and shares, have been or will be sold, redeemed or disposed of (in all cases other than through an exercise of a Company Warrant) either prior or subsequent to the Effective Time pursuant to any overall plan of which the Merger is a part will be considered for purposes of the first sentence of this paragraph 2. Notwithstanding the foregoing, CVM Equity Fund III, Ltd.,

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     CVM Equity Fund IV, Ltd., LM Partnership II, CBJ Partnership and LLGM
     Partnership, each of which is a partnership for federal income tax purposes and a holder of Company Warrants, plans to distribute the shares of Parent Warrants received in the Merger to its partners in accordance with their interests in each such partnership. For purposes of this paragraph 2, the partners of each such partnership will be treated as holders of Company Warrants prior to the Effective Time and of Parent Common Stock thereafter (by reason of holding an indirect interest in Company Warrants or Parent Common Stock through such a partnership or by reason of holding a direct interest in Parent Common Stock upon any such distribution).


          The Merger and the Agreement are more fully described in Parent's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of shares of Parent Common Stock to which this opinion is an exhibit, which is being filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of l933, as amended. The Registration Statement includes the Proxy Statement/Prospectus (the "Prospectus") of Parent and the Company.

          In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Prospectus and such other documents as we have deemed relevant and necessary. Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the Effective Time.

          In addition to the assumptions set out above, we have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Merger or contemplated by the Agreement will be consummated (A) in accordance with the Agreement and (B) as described in the Prospectus; (ii) the Merger will qualify as a statutory merger under the laws of the State of Colorado; and (iii) as of the date hereof, and as of the Effective Time (as if made as of the Effective
Time), the written statements made by executives of Parent and the Company contained in the Parent Tax Certificate and the Company Tax Certificate, respectively, are and will be accurate in all respects.

          In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein.

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          Based upon and subject to the foregoing, it is our opinion, as counsel for Parent, that:

          (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Mergerco and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

          (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger;

          (iii) No income, gain or loss will be recognized by the shareholders of the Company upon the exchange of their Company Common Stock for shares of Parent Common Stock or cash (or a combination thereof) pursuant to the Merger, except that gain realized on such exchange will be recognized to the extent of cash received (excluding cash, if any, received in lieu of fractional shares of Parent Common Stock), gain or loss will be recognized with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock and income will be recognized to the extent of any amount treated as interest;

          (iv) The aggregate tax basis of the shares of Parent Common Stock received in exchange for Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Stock exchanged therefor, reduced by the amount of cash received in such exchange (excluding cash, if any, received in lieu of fractional shares of Parent Common Stock), increased by any gain recognized by reason of the receipt of such cash in such exchange, and increased by any amount treated as interest;

          (v) Except to the extent of Parent Common Stock treated as interest, the holding period for shares of Parent Common Stock received in exchange for Company Common Stock pursuant to the Merger will include the holding period of the Company Common Stock exchanged therefor, provided such Company Common Stock was held as a capital asset by the shareholder at the Effective Time; and

          (vi) A shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

          Based solely upon and subject to the foregoing, it is also our opinion that the statements under the caption "THE MERGER--Certain Material Federal Income Tax

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Consequences" in the Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

          Except as expressly set forth in paragraphs (i) through (vi), inclusive, and in the preceding paragraph, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

          We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.

                                    Very truly yours,



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